UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 17, 2012

URANIUM RESOURCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33404	75-2212772
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)

405 State Highway 121 Bypass, Building A, Suite 110 Lewisville, Texas	75067
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 219-3330

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                               Entry into a Material Definitive Agreement.

Bridge Loan Agreement

On December 17, 2012, Uranium Resources, Inc. (the “Company”) entered into a Bridge Loan Agreement (the “Bridge Loan Agreement”) among the Company, each of the Company’s subsidiaries, as guarantors, and Resource Capital Fund V L.P. (“RCF”), pursuant to which RCF provided a secured bridge loan (the “Bridge Loan”) to the Company in the amount of $5.0 million on December 18, 2012. The Bridge Loan carries an annualized interest rate of 10% and is secured by a first priority lien on all personal property of the Company and its subsidiaries. The Company’s obligations under the Bridge Loan Agreement have been guaranteed by each of its subsidiaries and will be guaranteed by any future subsidiaries of the Company.

The Bridge Loan will mature on the earlier of the closing of a rights offering planned by the Company for the first quarter of 2013 (the “Rights Offering”) or June 28, 2013. The Company may prepay all or any portion of the Bridge Loan without penalty, subject to a minimum prepayment amount of $1.0 million.

The Company intends to use the proceeds of the Bridge Loan for general corporate purposes.

The Bridge Loan Agreement contains customary representations, warranties, covenants, security provisions and events of default and requires, among other things, that the Company (i) maintain the listing of its common stock on the NASDAQ Capital Market, (ii) use its best efforts to hold a special meeting of stockholders by January 18, 2013 to approve a reverse stock split to regain compliance with NASDAQ’s minimum bid price requirement and (iii) complete the Rights Offering within 60 days of stockholder approval of the reverse stock split and in any event by no later than March 31, 2013.

Under the terms of the Bridge Loan Agreement, RCF has the right to nominate one director to the Company’s Board of Directors so long as any obligations remain outstanding under the Bridge Loan Agreement or RCF’s partially-diluted ownership in the Company, taking into account shares RCF has the right to acquire, exceeds 10%. In addition, so long as RCF’s partially-diluted ownership exceeds 25%, RCF will have the right to nominate one additional director to the Company’s Board of Directors. RCF currently owns approximately 27.9% of the Company’s outstanding shares and nominates one director to the Company’s Board of Directors pursuant to the terms of that certain Stockholders’ Agreement, dated March 1, 2012, between the Company and RCF, which the Company and RCF will amend to reflect the foregoing provisions.

Standby Purchase Agreement

Also on December 17, 2012, the Company and RCF entered into a Standby Purchase Agreement (the “Standby Purchase Agreement”) pursuant to which RCF has agreed, subject to certain conditions, to purchase $5.0 million of common stock in the Rights Offering and up to an additional $3.0 million of common stock to the extent gross proceeds to the Company in the Rights Offering are less than $8.0 million after the Company’s other stockholders have exercised their basic subscription rights and over-subscription privileges. RCF may satisfy the purchase price for common stock purchased in the Rights Offering in cash or by offset against the amounts outstanding under the Bridge Loan. RCF’s obligations under the Standby Purchase Agreement terminate if, among other things, (i) the Company is in default under the Bridge Loan Agreement, (ii) the Company’s common stock is suspended or delisted from the NASDAQ Capital Market or (iii) the closing of the Rights Offering has not occurred within 60 days following stockholder approval of the reverse stock split or in any event by March 31, 2013.

The foregoing description of the Bridge Loan Agreement and Standby Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Bridge Loan Agreement and Standby Purchase Agreement, copies of which are filed as Exhibit 10.1 and Exhibit 10.2, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 2.03                               Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth above under the caption “Bridge Loan Agreement” in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01                               Other Events.

On December 17, 2012, the Company issued a press release announcing a stockholder meeting to approve a reverse stock split, the entry into the Bridge Loan Agreement and Standby Purchase Agreement and its intention to conduct the proposed Rights Offering. The press release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01                               Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit No.	Description
10.1	Bridge Loan Agreement, dated December 17, 2012, among the Company, those subsidiaries of the Company from time to time party hereto, and Resource Capital Fund V L.P.

10.2	Standby Purchase Agreement, dated December 17, 2012, between the Company and Resource Capital Fund V L.P.

99.1	Press Release dated December 17, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 19, 2012

URANIUM RESOURCES, INC.

	By:	/s/ Thomas H. Ehrlich
	Name:	Thomas H. Ehrlich
	Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Bridge Loan Agreement, dated December 17, 2012, among the Company, those subsidiaries of the Company from time to time party hereto, and Resource Capital Fund V L.P.

10.2	Standby Purchase Agreement, dated December 17, 2012, between the Company and Resource Capital Fund V L.P.

99.1	Press Release dated December 17, 2012.